Exhibit 4.2

Execution Version

AMENDMENT TO THE WARRANT TO PURCHASE ORDINARY SHARES

This amendment (this “Amendment”) is entered into as of October 9, 2026 (the “Effective Date”), by and among Amazon.com NV Investment Holdings LLC (the “Warrantholder”), Amazon.com Services LLC (the “Assignee”), and Flex Ltd., a public company limited by shares incorporated under the laws of Singapore (the “Company”, together with the Warrantholder and the Assignee, the “Parties”), for the purpose of amending the Warrant to Purchase Ordinary Shares (the “Warrant”), dated as of August 15, 2025, by and between the Company and the Warrantholder.

RECITALS

WHEREAS, the Company intends to distribute to holders of its Ordinary Shares, on a pro rata basis, between approximately 88.0% and 94.0% of the then issued and outstanding shares of common stock of Axiom Solutions International, Inc., a Texas corporation (“SpinCo”) (the “Spin-Off Distribution”), which constitutes a Distribution for purposes of Section 8(iii) of the Warrant; and

WHEREAS, the Parties desire to amend the terms of the Warrant to the limited extent set forth in this Amendment.

NOW THEREFORE, in accordance with the terms and conditions set forth in this Amendment, the Parties agree as follows:

1.	Unless expressly modified by the terms of this Amendment, the terms of the Warrant shall continue to apply and remain in full force and effect. Capitalized terms not expressly defined herein shall have the meanings ascribed to them in the Warrant.

2.	Amendment to the Warrant. Effective as of the Effective Date, the Warrant shall be amended as follows:

a. The following is hereby added at the end of Section 8(iii):

“Notwithstanding the foregoing, with respect to the Spin-Off Distribution (as defined in the Amendment to this Warrant, dated as of October 9, 2026 (the “Amendment”)), in lieu of participating in such Spin-Off Distribution as though the Warrantholder were the holder of all Warrant Shares, the Company shall cause SpinCo (as defined in the Amendment) to issue to the Assignee (as defined in the Amendment), in connection with and concurrent with such Spin-Off Distribution, a fully vested warrant in the form shared between the parties (the “SpinCo Warrant”), exercisable at any time on or before the tenth (10th) anniversary of the date of issuance thereof, for cash or on a cashless exercise basis, at an exercise price of $0.01 per share, for a number of shares of SpinCo common stock equal to the quotient of (a) the product of (i) 3,859,851 and (ii) the difference of (A) the product of the Closing Price and the Distribution Ratio minus (B) $51.28, divided by (b) the Closing Price, where the “Closing Price” is the closing price per share of SpinCo common stock on a “when issued basis” on the Trading Day immediately preceding the Spin-Off Distribution (and notwithstanding any other provision of the Warrant, such Closing Price shall be used for purposes of the reduction of the exercise price in connection with the Spin-Off Distribution); provided that if the difference calculated under subclause (ii) hereof is zero or a negative number, no SpinCo Warrant shall be issuable. The issuance of the SpinCo Warrant shall satisfy in full the Warrantholder’s right to participate in the Spin-Off Distribution under this Section 8(iii), and no Ordinary Shares or shares of SpinCo common stock shall be issuable to the Warrantholder in respect of the Spin-Off Distribution. For purposes of this Section 8(iii), “Distribution Ratio” means the quotient that is equal to the number of shares of SpinCo common stock distributed in the Spin-Off Distribution for each Ordinary Share.”

3.	Assignment of the Warrant. Effective as of the Effective Date, the Warrantholder hereby Transfers and assigns to the Assignee all of the Warrantholder’s right, title, and interest in and to the Warrant, and the Assignee hereby accepts such Transfer and assumes all of the obligations of the Warrantholder under the Warrant. The Parties acknowledge and agree that such Transfer constitutes a Permitted Transfer in accordance with Section 4.4(a) of the Transaction Agreement. The Company consents to such Transfer and shall, or shall cause its transfer agent to, promptly record such Transfer on the books of the Company and reflect the Assignee as the registered holder of the Warrant in book-entry form in accordance with Section 2(vi) and Section 7 of the Warrant. From and after the Effective Date, each reference in the Warrant and in this Amendment to the “Warrantholder” shall be deemed to refer to the Assignee.

4.	Condition to Issuance. It shall be a condition to the issuance of the SpinCo Warrant that the Mutual Nondisclosure Agreement, by and between Amazon.com, Inc. and SpinCo, shall have been duly executed and be in full force and effect no later than concurrently with such issuance. If the SpinCo Warrant is not issued concurrently with the Spin-Off Distribution, the Warrantholder's right to participate in the Spin-Off Distribution under Section 8(iii) of the Warrant shall remain in full force and effect and shall not be deemed satisfied or waived.

5.	Tax Treatment. The Parties acknowledge that the Company intends the Spin-Off Distribution to qualify as a distribution to which Section 355(a) of the Internal Revenue Code of 1986, as amended (the “Code”), applies, and agree as follows for U.S. federal, state, and local tax purposes:

a. If, in connection with the Spin-Off Distribution, the Exercise Price is reduced to $0.01 per Warrant Share, then (i) the Warrantholder shall be treated as having exchanged the Warrant, immediately before the Spin-Off Distribution, for the Warrant as so adjusted in a recapitalization within the meaning of Section 368(a)(1)(E) of the Code in which no gain or loss is recognized by the Warrantholder, (ii) the Warrant, as so adjusted, shall be treated as stock of the Company (and not as a right to acquire stock of the Company) from and after such exchange, and (iii) such reduction shall not be treated as resulting in a deemed distribution to the Warrantholder under Section 305 of the Code. This Amendment is intended to constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) with respect to such recapitalization.

b. Any other reduction of the Exercise Price in connection with the Spin-Off Distribution shall be treated as an adjustment made pursuant to a bona fide, reasonable adjustment formula having the effect of preventing dilution of the Warrantholder’s interest, within the meaning of Treasury Regulations Section 1.305-7(b), and shall not be treated as resulting in a deemed distribution to the Warrantholder under Section 305 of the Code.

c. The SpinCo Warrant shall be treated as stock of SpinCo (and not as a right to acquire stock of SpinCo). The SpinCo Warrant shall be treated as having been issued by SpinCo to the Company and distributed by the Company to the Warrantholder in the Spin-Off Distribution, and the Warrantholder’s receipt of the SpinCo Warrant shall be treated as a distribution of stock of SpinCo with respect to stock of the Company to which Section 355(a) of the Code applies and in which no gain or loss is recognized by the Warrantholder.

d. No Party shall take any position for tax purposes that is inconsistent with this Section 5, unless required by a determination within the meaning of Section 1313(a) of the Code. The Company shall cause the SpinCo Warrant, as issued, to provide for tax treatment consistent with this Section 5.

6.	Miscellaneous. Sections 10 (Governing Law and Jurisdiction), 11 (Binding Effect), 12 (Amendments), 13 (Notices), 14 (Entire Agreement), and 18 (Interpretation) of the Warrant, and Sections 8.4 (Counterparts) and 8.9 (Severability) of the Transaction Agreement, are incorporated herein by reference and apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the Effective Date.

COMPANY:

FLEX LTD.

By:	/s/ B Vijayandran S Balasingam
	Name:	B Vijayandran S Balasingam
	Title:	Authorized Signatory

ACKNOWLEDGED AND AGREED:

AMAZON.COM NV INVESTMENT HOLDINGS LLC

By:	/s/ Michael Phillips
	Name:	Michael Phillips
	Title:	Authorized Signatory

ASSIGNEE:

AMAZON.COM SERVICES LLC

By:	/s/ Michael Phillips
	Name:	Michael Phillips
	Title:	Authorized Signatory

[Signature Page to Warrant Amendment]